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                                                                       EXHIBIT 8

                      THIRD AMENDMENT TO RIGHTS AGREEMENT

     AMENDMENT, dated as of August 21, 1999 (this "Amendment"), to the Rights Agreement, dated as of August 21, 1998, as amended as of October 2, 1998 and as of February 16, 1999 (the "Rights Agreement"), by and between OmniQuip International, Inc., a Delaware corporation (the "Company"), and First Chicago Trust Company of New York, a New York corporation (the "Rights Agent").

     WHEREAS, pursuant to and in compliance with Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth in this Amendment;

     WHEREAS, it is proposed that the Company enter into an Agreement and Plan of Merger (the "Merger Agreement"), by and among the Company, Textron, Inc., a Delaware corporation ("Parent"), and Telescope Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Purchaser");

     WHEREAS, the Board of Directors of the Company has determined that the transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its shareholders; and

     WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its shareholders to amend the Rights Agreement to exempt the Merger Agreement and the transactions contemplated thereby from the application of the Rights Agreement.

     NOW THEREFORE, in consideration of the premises and the mutual agreements set forth herein and in the Rights Agreement, the parties hereto agree as follows:

     1. Section 1(a) of the Rights Agreement is hereby amended by adding the following at the end of such Section:

     "Notwithstanding anything in this Agreement to the contrary, none of Textron, Inc., a Delaware corporation ("Parent"), Telescope Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Purchaser"), or any Affiliate or Associate of either of them shall be deemed to be an Acquiring Person solely by reason of the approval, execution, delivery or performance of that certain Agreement and Plan of Merger, dated as of August 21, 1999, by and among the Company, Parent and Purchaser (as it may be amended, supplemented or restated, the "Merger Agreement") or the Key Employee Share Purchase Agreements (as defined in the Merger Agreement) or the consummation of the transactions contemplated by the Merger Agreement or the Key Employee Share Purchase Agreements."

     2. The Rights Agreement is hereby further amended by adding a new Section 35 to the Agreement, which shall read in its entirety as follows:

     "Section 35. Merger Agreement. Nothing in this Agreement shall be construed to create or cause a Distribution Date or Stock Acquisition Date or to constitute a Triggering Event or give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under the Agreement, and neither the Parent nor the Purchaser shall be deemed an Acquiring Person, solely as a result of or in connection with the execution of the Merger Agreement or the Key Employee Share Purchase Agreements or the commencement or consummation of the transactions contemplated by the Merger Agreement or the Key Employee Share Purchase Agreements."

     3. Section 7(a) of the Rights Agreement is hereby amended by replacing such
Section in its entirety with the following:

     "(a) Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof)
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     in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of Units (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earlier of (i) the Close of Business on the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23 hereof or (iii) immediately prior to the Effective Time of the Merger (each as defined in the Merger Agreement) (the earlier of (i), (ii) and (iii) being herein referred to as the "Expiration Date"). Upon the Expiration Date, the Rights shall expire."

     4. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

     5. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. Any such counterpart may be executed by facsimile signature with only verbal confirmation, and when so executed and delivered shall be deemed an original and such counterpart(s) together shall constitute only one original.

     6. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and affect.

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     IN WITNESS WHEREOF, the parties have caused this Third Amendment to Rights
Agreement to be duly executed and attested as of the date first above written.

Attest:                                  OMNIQUIP INTERNATIONAL, INC.

By: /s/ CURTIS J. LAETZ                  By: /s/ P. ENOCH STIFF
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    Curtis J. Laetz                          P. Enoch Stiff
    Senior Vice President                    President and Chief Executive
      and Chief Administrative Officer         Officer

Attest:                                  FIRST CHICAGO TRUST COMPANY OF
                                         NEW YORK

By: /s/ KATHLEEN M. VOSS                 By: /s/ ANITA L. FLETCHER
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    Kathleen M. Voss                         Anita L. Fletcher
    Manager, Client Support                  Assistant Vice President














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